                           CERTIFICATE OF DESIGNATIONS

                                       of

            $9.00, 8% Class B Cumulative Convertible Preferred Stock

                           PRISM SOFTWARE CORPORATION

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware


         Prism Software Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify that, pursuant to the authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation, of the Corporation and in accordance with
Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation adopted the following resolution establishing a series of 27,777 shares of Preferred Stock of the Corporation designated as


                           CONVERTIBLE PREFERRED STOCK

         RESOLVED, that pursuant to the authority conferred on the Board of Directors of this Corporation by the Certificate of Incorporation, a series of Class B Preferred Stock, $.10 par value, of the Corporation be and hereby is established and created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and qualifications, limitations and restrictions thereof are as follows:

1. DESIGNATION AND AMOUNT. There shall be a series of Preferred Stock designated as Class B "$9.00, 8% Cumulative Convertible Preferred Stock", and the number of shares constituting such series shall be 27,777. Such series is referred to herein as the "Class B Preferred Stock."

2. PAR VALUE. The par value for each share of Class B Preferred Stock shall be $.10.

3. RANK. All shares of Preferred Stock shall rank prior to all of the Corporation's Common Stock, $.10 par value (the "Common Stock"), now or hereafter issued, both as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

4. DIVIDENDS. The holders of Class B Preferred Stock are entitled to receive, when and as declared by the Board of Directors of the Company, dividends at an annual rate of $.72 per share, payable quarterly. Dividends will be cumulative from the date of issuance of the Class B Preferred Stock and will be payable quarterly to holders of record on the stock records of the Company on such record dates as shall be fixed by the Board of Directors of the Company.

         Shares redeemed or converted after the record date for a dividend and before the payment date will be entitled to the dividend but no adjustment will be made on account of dividends with respect to the period after the last record date before the redemption or conversion, as the case may be.

         Unless all annual cumulative dividends on the Class B Preferred Stock have been paid, no dividends or other distributions may be paid or declared and set apart for payment on the Common Stock or any other capital stock of the Company ranking junior to the Class B Preferred Stock as to dividends.

         Delaware law provides that a corporation may pay dividends in cash or shares of its stock. Such dividends may be paid from either surplus or net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, provided, however, that if the capital of the corporation shall have been diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets, the directors of such corporation shall not declare and pay out of such net profits any dividends upon any shares of any classes of its capital stock until the deficiency in the amount of capital represented by the outstanding stock of all classes having a preference upon the distribution of assets shall have been repaired. Surplus is defined as the excess of the net assets of the Company over the amount determined to be capital. The capital of the Company will be the aggregate of the par values of the shares of Common Stock, Class A Preferred Stock and Class B Preferred Stock issued. Net assets means the amount by which total assets exceed total liabilities. Neither capital nor surplus are liabilities for this purpose. Thus, the amount by which the net proceeds received by the Company as a part of this offering exceeds the par value of the Common Stock, the par value of Class A Preferred Stock and the par value of Class B Preferred Stock issued is included in surplus from which dividends may be paid.

5. LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the Company, holders of the Class B Preferred Stock are entitled to receive $9.00 in cash per share plus accumulated and unpaid dividends out of assets available for distribution to shareholders, prior to any distribution to holders of Common Stock or any other stock ranking junior to the Class B Preferred Stock. If, upon any liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Class B Preferred Stock (and with respect to any other Preferred Stock ranking on a parity with the Class B Preferred Stock in any such distribution) are not paid in full, the holders of the Class B Preferred Stock (and of such other Preferred Stock) will share ratably in any such distribution of assets in proportion to the full preferential amounts to which such shares are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of Class B Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company.

         A consolidation or merger of the Company with or into any other corporation or a sales of all or any part of the assets of the Company (which shall not in fact result in the liquidation of the Company and the distribution of assets to stockholders) shall not be deemed to be a liquidation, dissolution or winding up of the Company.

6. REDEMPTION. The Class B Preferred Stock may be redeemed upon 30-days' written notice, beginning June 7, 1994, at a redemption price of $10.00 per share. Preferred Stock shareholders shall have the right to convert into common stock during this 30-day period. The redemption price shall be payable together with accumulated and unpaid dividends to the date fixed for redemption. If full cumulative dividends on the Class B Preferred Stock through the most recent dividend payment date have not been paid, the Class B Preferred Stock may not be redeemed in part unless approved by the holders of a majority of share of the Class B Preferred Stock then outstanding and the Company may not purchase or acquire any share of Class B Preferred Stock other than pursuant to a purchase or exchange offer made on the same terms to all holders of the Class B Preferred Stock. If less than all the outstanding shares of Class B Preferred Stock are to be redeemed, the Company will select those to be redeemed by lot or a substantially equivalent method.

         The shares of Class B Preferred Stock are not subject to any sinking fund or any other similar provision.

         The redemption by the Company of all or any part of the Class B Preferred Stock is subject to the availability of cash. Moreover, under Delaware law, shares of capital stock shall not be redeemed when the capital of the Company is impaired or when the redemption would cause any impairment of capital.

7. CONVERSION RIGHTS. Holders of the Class B Preferred Stock will have the right, at their option, to convert such shares into shares of Common Stock at any time at the conversion rate then in effect, provided that, if any of the Class B Preferred Stock is redeemed, the conversion rights pertaining thereto will terminate on the third business day preceding the redemption date.

         Each share of Class B Preferred Stock will be initially convertible into four (4) shares of Common Stock. No fractional share or scrip representing a fractional share will be issued upon conversion of the Class B Preferred Stock. Cash will be paid in lieu of fractional shares.

         The conversion rate will be appropriately adjusted if the Company (a) pays a dividend or makes a distribution on its shares of Common Stock (but not the outstanding Class B Preferred Stock) which is paid or made in shares of Common Stock, (b) subdivides or reclassifies its outstanding shares of Common Stock, (c) combines its outstanding shares of Common Stock into a smaller number of shares of Common Stock, (d) issues shares of Common Stock, or issues rights or warrants to all holders of its Common Stock entitling them to subscribe to or purchase shares of Common Stock (or securities convertible into Common Stock), at a price per share less than $2.25, or (e) distributes to all holders of its Common Stock evidences of its indebtedness or assets (excluding any dividend paid in cash out of legally available funds) subject to the limitation that adjustments by reason of any of the foregoing need not be made until they result in a cumulative change in the conversion rate of at least five percent (5%). The conversion rate will not be adjusted upon the conversion of shares of Class B Preferred Stock or presently outstanding stock options or warrants.

         In case of any consolidation or merger to which the Company is a party other than a merger or consolidation in which the Company is the surviving corporation, or in case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, or in case of any statutory exchange of securities with another corporation, there will be no adjustment of the conversion price, but each holder of shares of Class B Preferred Stock then outstanding will have the right thereafter to convert such shares into the kind and amount of securities, cash or other property which he would have owned or have been entitled to receive immediately after such consolidation, merger, statutory exchange sale or conveyance had such shares been converted immediately prior to the effective date of such consolidation, merger, statutory exchange, sale or conveyance. In the case of a cash merger of the Company into another corporation or any other cash transaction of the type mentioned above, the effect of these provisions would be that the conversion features of the Class B Preferred Stock would thereafter be limited to converting the Class B Preferred Stock at the conversion price in effect at such time into the same amount of cash per share that such holder would have received had such holder converted the Class B Preferred Stock into Common Stock immediately prior to the effective date of such cash merger or transaction. Depending upon the terms of such cash merger or transaction, the aggregate amount of cash so received in conversion could be more or less than the liquidation preference of the Class B Preferred Stock.

         Class B Preferred Stock may be converted upon surrender of the stock certificate at least three (3) days prior to the redemption date at the offices of the Corporation, Prism Software Corporation, 23696 Birtcher, Lake Forest, California with the form of "Election to Convert" on the reverse side of the stock certificate completed and executed as indicated. Share of Common Stock issued upon conversion will be fully paid and non-assessable.

8. VOTING RIGHTS. Shares of Common Stock and of Class B Preferred Stock have one non-cumulative vote each. Shares of Common Stock and Class B Preferred Stock vote as a single class on all matters presented to the stockholders for action. Without the affirmative vote of the holders of a majority of the Class B Preferred Stock then outstanding, voting as a separate class, the Company may not (i) amend, alter or repeal any of the preferences or rights of the Class B Preferred Stock, (ii) authorize any reclassification of the Class B Preferred Stock, (iii) increase the authorized number of shares of Class B Preferred Stock or (iv) create any class or series of shares ranking prior to the Class B Preferred Stock as to dividends or upon liquidation.

9. STATUS OF ACQUIRED SHARES. Shares of Class B Preferred Stock redeemed by the Company or received upon conversion Pursuant to Section 6 or otherwise acquired by the Company will be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to class, and may thereafter be issued, but not as shares of Class B Preferred Stock.

10. PREEMPTIVE RIGHTS. The Class B Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Company.

11. SEVERABILITY OF PROVISIONS. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

IN WITNESS WHEREOF, Prism Software Corporation has caused this certificate to be signed by Arthur L. Wilkes, its President, and its corporate seal hereunto affixed and attested by Shirley K. McGarvey, its Secretary, this 2nd day of July, 1993.

                                        PRISM SOFTWARE CORPORATION

                                        By: /s/ Arthur L. Wilkes
                                           -----------------------------
                                            ARTHUR L. WILKES
                                            President



Attest:

By: /s/ Shirley K. McGarvey
   --------------------------------
      SHIRLEY K. MC GARVEY
      Secretary

                            CERTIFICATE OF AMENDMENT

                                       OF

                           CERTIFICATE OF DESIGNATIONS
                       OF THE $9.00, 8% CLASS B CUMULATIVE
                           CONVERTIBLE PREFERRED STOCK

         PRISM SOFTWARE CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

         DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the board, adopted resolutions proposing and declaring advisable the following amendments to the Certificate of Designations of the $9.00, 8% Class B Cumulative Convertible Preferred Stock ("Class B Preferred Stock") of said corporation and directing that said amendments be considered at the next annual meeting of the stockholders of the Corporation:

     RESOLVED, that the Certificate of Designations of the Corporation governing the Class B Preferred Stock be amended by changing Section 8 thereof so that, as amended, said Section shall be and read as follows:

         "8. VOTING RIGHTS. Shares of Common Stock and of Class B Preferred Stock have one non-cumulative vote each. Notwithstanding the foregoing, so long as certain of the Corporation Laws of the State of California apply to this Corporation by virtue of Section 2115 thereof, all holders of Shares of Common Stock and Class B Preferred Stock shall have cumulative voting rights with respect to the election of Directors. Shares of Common Stock and Class B Preferred Stock vote as a single class on all matters presented to the stockholders for action. Without the affirmative vote of the holders of a majority of the Class B Preferred Stock then outstanding, voting as a separate class, the Company may not (i) amend, alter or repeal any of the preferences or rights of the Class B Preferred Stock, (ii) authorize any reclassification of the Class B Preferred Stock, (iii) increase the authorized number of shares of Class B Preferred Stock or (iv) create any class or series of shares ranking prior to the Class B Preferred stock as to dividends or upon liquidation."

     RESOLVED, that the Certificate of Designations of the Corporation governing the Preferred Stock be amended by changing Sections 2 and 3 thereof so that, as amended, said Sections shall be and read as follows:

         "2. PAR VALUE. The par value for each share of Class B Preferred Stock shall be $0.01."

         "3. RANK. All Shares of Preferred Stock shall rank prior to all of the Corporation's Common Stock, $0.01 par value, (the "Common Stock"), now or hereafter issued, both as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary of involuntary."

         SECOND: That thereafter, pursuant to resolutions of its Board of Directors, an annual meeting of the Stockholders of the Corporation was duly called and held on May 25, 1995, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.

         THIRD: That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said PRISM SOFTWARE CORPORATION has caused this certificate to be signed by E. Ted Daniels, its President, and attested by its Secretary, as of the 5th day of June, 1995

                                        PRISM SOFTWARE CORPORATION

                                        By: /s/ E. Ted Daniels
                                           -----------------------------------
                                            E. Ted Daniels
                                            President



Attest:

By: /s/ Allard C. Villere
   -----------------------------------
      Allard C. Villere
      Secretary